GMAC
                                      ----

                               Commercial Mortgage
                               -------------------



                              Report of Management
                              --------------------

As of and for the year ended December 31, 2000, GMAC Commercial Mortgage Corp. and its subsidiaries (collectively, the "Company) have complied in all material respects with the minimum servicing standards set forth in the Company's minimum servicing standards (attached), which were derived from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, GMAC Commercial Mortgage Corporation had in effect a General Motors Corporation Fidelity bond of $150 million and a GMAC Commercial Mortgage Corporation errors and omissions policy in the amount of $50 million




                                                March 19, 2001
/s/ Michael I. Lipson
Michael I. Lipson
Executive Vice President







            200 Witmer Road o P.O. Box 1015 o Horsham, PA 19044-8015